Exhibit 99.1

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

JOE PARHAM JOINS GATEWAY’S BOARD OF DIRECTORS

Irvine, Calif., Dec. 28, 2004 – Gateway, Inc. announced today that Joseph G. Parham, Jr. will join the company’s Board of Directors, effective January 1, 2005. Mr. Parham was also appointed a member of the Compensation Committee and Corporate Governance Committee of the Board.

Parham, 55, is senior vice president of human resources for Atlanta-based Acuity Brands, Inc. Acuity Brands is composed of the Acuity Lighting Group, the world’s largest lighting fixture manufacturer, and Acuity Specialty products, a leading provider of specialty chemicals.

“The addition of Joe Parham further bolsters the strength of Gateway’s board and provides us a valuable resource, specifically in the area of human resources,” said Gateway Chairman Ted Waitt.

Prior to joining Acuity Brands, Parham spent 25 years at Polaroid Corporation where he served in a variety of roles, including president of Polaroid Eyewear and senior vice president of human resources. He has a BS in management and a MBA in economics, both from Babson College, where he also currently serves as a trustee. Parham is a member of the board of the National Kidney Foundation of Georgia and a former member of the board of directors of International Multifoods Corporation.

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About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. Since acquiring eMachines in early 2004, Gateway is now the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct sales force. See http://www.gateway.com for more information.

1. Data according to The NPD Group, Jan. – Sept., 2004

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